Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of

Suffolk Bancorp
Riverhead, New York

We have issued our report dated March 15, 2011(except for Note 1(A) in the previously filed 2010 financial statements, which is not presented in the 2012 Annual Report on Form 10-K and is as of December 20, 2011) with respect to the consolidated financial statements which are included in the Annual Report of Suffolk Bancorp on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Suffolk Bancorp on Forms S-3 (File No. 333-184530, effective February 22, 2013; and 333-160829, effective July 27, 2009).

GRANT THORNTON LLP

New York, New York
March 11, 2013